Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2011, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008.  We also consent to the incorporation by reference of our report dated March 4, 2011, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2010, which report is included in the Annual Report on Form 10-K.   Additionally, we consent to the references to our firm in the Form S-3 under the caption “Experts.”

 /s/ BKD, LLP

Springfield, Missouri
September 16, 2011